Exhibit 21.1

LIST OF SIGNIFICANT SUBSIDIARIES

The following is a list of Capital Product Partners L.P.’s significant subsidiaries as at August 20, 2008:

Name of Subsidiary	Jurisdiction of Incorporation	Proportion of Ownership Interest
Capital Product Operating GP L.L.C.	Republic of The Marshall Islands	100%